UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

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Cullen/Frost Bankers, Inc.
(Exact name of registrant as specified in its charter)
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Texas	74-1751768
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

111 W. Houston Street,	San Antonio,	Texas	78205
(Address of principal executive offices)			(Zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered
Common Stock, par value $0.01 per share	The Texas Stock Exchange
Depositary Shares, each representing a 1/40th interest in a share of 4.450% Non-Cumulative Perpetual Preferred Stock, Series B	The Texas Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.	☑
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.	□
If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box	□
Securities Act registration statement or Regulation A offering statement file number to which this form relates: ______________ (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:	None

EXPLANATORY NOTE
Cullen/Frost Bankers, Inc. (the “Registrant”) is filing this Registration Statement on Form 8-A with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing from the New York Stock Exchange (the “NYSE”) to the Texas Stock Exchange (“TXSE”) of: (i) its common stock, par value $0.01 per share (the “Common Stock”) and (ii) its depositary shares each representing 1/40th interest in a share of 4.450% non-cumulative perpetual preferred stock, Series B (the “Depositary Shares”). The Common Stock and the Depositary Shares will trade on TXSE under the symbols “CFR” and “CFR.PrB,” respectively. The Registrant expects that listing and trading of the Common Stock and Depositary Shares on the NYSE will end at market close on November 11, 2026, and that listing and trading of the Common Stock and Depositary Shares will begin on TXSE at market open on November 12, 2026.
Item 1. Description of Registrant’s Securities to be Registered.
The description under the heading “Description of Registrant’s Securities” relating to the Registrant’s Common Stock and Depositary Shares included in Exhibit No. 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 5, 2026, is incorporated herein by reference, except that any reference to the NYSE is hereby amended to refer to TXSE.
Item 2. Exhibits.
In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the Registrant are registered on TXSE and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:     November 9, 2026                Cullen/Frost Bankers, Inc.

                        By:    /s/ Daniel J. Geddes
                            Daniel J. Geddes
                            Group Executive Vice President and CFO